Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

          We have issued our report dated October 25, 2010 accompanying the consolidated financial statements of CitySync Limited for the year ended January 31, 2010 included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. and subsidiaries on Forms S-8 (File No. 333-167496, effective June 14, 2010; File No. 333-165303, effective March 8, 2010; File No. 333-152217, effective July 3, 2008; File No. 333-142449, effective April 30, 2007; File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996) and on Forms S-3 (File No. 333-162810, effective November 18, 2009; and File No. 333-41706, effective July 19, 2000).

/s/ David J. Brown LLC

Stillwater, Minnesota
October 25, 2010